Exhibit 2.1

DESCRIPTION OF SECURITES REGISTERED UNDER SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934, AS AMENDED (the “Exchange Act”)

As of the date of the Annual Report on Form 20-F (the “Form 20-F”) of which this Exhibit 2.1 is a part, Acco Group Holdings Limited (the “Company”, “we”, “us” or “our”) has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s ordinary shares (the “Ordinary Shares”).

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective amended and restated memorandum and articles of association (our “Amended and Restated Memorandum and Articles of Association”), as well as the Companies Law (2020 Revision) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. It is subject to and qualified in its entirety by reference to our Amended and Restated Memorandum and Articles of Association, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Ordinary Share has US$0.0008 par value. The number of our Ordinary Share that have been issued as of the last day of the financial year ended June 30, 2025 is provided on the cover of the annual report on Form 20-F for that fiscal year.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Class of Ordinary Shares

As of the date of this annual report, our authorized share capital is US$50,000, divided into 625,000,000 ordinary shares, par value US$0.00008 per share. All of our shares to be issued in the offering will be issued as fully paid.

Dividends

The holders of Acco’s Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our Amended and Restated Memorandum and Articles of Association provide that the directors may by board resolutions declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the shareholders if it appears to our board that they are justified by the financial position of our Company and that such dividends may lawfully be paid. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account or as otherwise permitted by the Companies Act, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights

A resolution put to the vote of the meeting shall be decided on a poll. On a poll, a shareholder shall have one (1) vote for each share he holds, unless any shares carry special voting rights. A fraction of an Ordinary Share shall entitle its holder to an equivalent fraction of one (1) vote.

A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be shareholders of our company) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held as a virtual meeting or in more than one place, the chairman may appoint scrutineers virtually and in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes by the shareholders who (being entitled to do so) vote in person or by proxy at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes by the shareholders who (being entitled to do so) vote in person or by proxy at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our Amended and Restated Memorandum and Articles of Association, a reduction of our share capital, to validate any prior or future act of the directors which would otherwise be in breach of their duties, to release liabilities in any existing or former director (including alternate director), secretary or other officer of the our company, transfer by way of continuation and the winding up of our company. Holders of the Ordinary Shares may, among other things, divide or combine their shares by ordinary resolution.

Cumulative Voting

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association do not provide for cumulative voting.

Pre-emptive Rights

There are no pre-emptive rights applicable to the issue by us of Ordinary Shares under our memorandum and articles of association.

Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Amended and Restated Memorandum and Articles of Association provide that we may, but shall not (unless required by the applicable Nasdaq rules) be obliged to, in each year hold a general meeting as our annual general meeting, which, if held, shall be convened by the chairman of the board, or the directors by board resolutions, in accordance with the amended and restated article of association. All general meetings other than annual general meetings shall be called extraordinary general meetings. A general meeting may also be held as a virtual meeting. At least seven clear days’ notice of a general meeting (including an annual general meeting) must be given to the shareholders. Notice of a general meeting shall specify (i) the place, the date and the hour of the meeting; (ii) whether the meeting will be held virtually, at a physical place or both; (iii) if the meeting is to be held in any part at a physical place, the address of such place; (iv) if the meeting is to be held in two or more places, or in any part virtually, the electronic communication facilities that will be used to facilitate the meeting, including the procedures to be followed by any shareholder or other participant of the meeting who wishes to utilise such electronic communication facilities for the purposes of attending and participating in such meeting; (v) subject to item (vi) and the requirements of (to the extent applicable) the Nasdaq rules, the general nature of the business to be transacted; and (vi) if a resolution is proposed as a special resolution, the text of that resolution. Notice of every general meeting shall also be given to the directors and our auditors.

Shareholders’ general meetings may be convened by a majority of our board of directors. A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting. If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days hence or to such other time or place as is determined by the directors.

The Companies Act does not provides shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding mot less than one-third of all votes attaching to the total issued and paid up share capital of our company at the date of deposit of the requisition shall at all times have the right, by written requisition to our board or the secretary, to require an extraordinary general meeting to be called by our board for the transaction of any business specified in such requisition; and such meeting shall be held within two (2) months after the deposit of such requisition. If within twenty one (21) days of such deposit the Board fails to proceed to convene such meeting the requisitionist(s) himself (themselves) may do so in the same manner, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to the requisitionist(s) by us.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the Articles of Association.

Meetings of Directors

If our company is wound up the shareholders may, subject to the Amended and Restated Memorandum and Articles of Association and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following: (a) to divide in specie among the shareholders the whole or any part of the assets of ours and, for that purpose, to value any assets and to determine how the division shall be carried out as among the shareholders; and/or (b) to vest the whole or any part of the assets in trustees for the benefit of the shareholders and those liable to contribute to the winding up.

Transfer of Ordinary Shares

Subject to the Amended and Restated Memorandum and Articles of Association, and provided that such transfer complies with applicable Nasdaq rules, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or any other form approved by our board of directors. Our board may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our Board may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

●	the share transferred are fully paid up and free of any lien in favour of us; and

●	any applicable fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as the board may from time to time require, related to the transfer is paid to us.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as the directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of members closed for more than 30 days’ in any year.

Winding Up

If our company is wound up the shareholders may, subject to the Amended and Restated Memorandum and Articles of Association and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following: (a) to divide in specie among the shareholders the whole or any part of the assets of ours and, for that purpose, to value any assets and to determine how the division shall be carried out as among the shareholders; and/or (b) to vest the whole or any part of the assets in trustees for the benefit of the shareholders and those liable to contribute to the winding up.

Calls on Ordinary Shares and forfeiture of Ordinary Shares.

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time or times of payment, each shareholder shall pay to us the amount called on his shares as required by the notice. The shares that have been called upon and remain unpaid are subject to forfeiture.

If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 clear days notice requiring payment of:

●	the amount unpaid;

●	any interest which may have accrued; and

●	any expenses which have been incurred by us due to that person’s default.

The notice shall state the place where the payment is to be made and a warning that if the notice is not complied with the shares in respect of which the call is made will be liable to be forfeited. If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share being the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Issuance of Additional Shares

Our Amended and Restated Memorandum and Articles of Association authorizes our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Redemption, Repurchase and Surrender of Ordinary Shares

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholder holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Ordinary Shares or by the terms applying to those Shares in accordance with article of association, or otherwise by agreement with the shareholder holding those shares.

Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits, out of the share premium account, or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records. The Amended and Restated Memorandum and Articles of Association of our Company do not have provisions that provide our shareholders the right to inspect our register of members, and to receive our annual audited financial statements.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our Company is being wound-up, may be varied with the consent in writing of the holders of at least fifty percent of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the laws of the Cayman Islands which are applicable to our company or under our Memorandum and Articles of Association that require our company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number representing seventy-five per cent in value of the creditors or class of creditors, or is approved by seventy-five per cent in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than 90.0% in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	the act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide to the extent permitted by law, we shall indemnify each our existing or former directors (including alternate director), secretary and other officers (including an investment adviser or an administrator or liquidator) and their personal representatives, against (i) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and (ii) without limitation to (i), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our Company or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by Cayman Islands law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we intend to enter into indemnification agreements with our directors and executive officers prior to the completion of this Offering, that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. A director of a Cayman Islands company owes to the company a duty to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. .In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association as may be amended from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Action by Written Resolution. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Amended and Restated Articles of Association provide that any ordinary or special resolution of shareholders and any other action that may be taken by the shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all shareholders who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders who (together) carry in aggregate not less than one-third of all votes attaching to the issued and paid up shares of our Company that as at the date of the deposit entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings. See “Our Amended and Restated Memorandum and Articles of Association-Meetings of Members.” for more information on the rights of our shareholders’ rights to put proposals before the annual general meeting.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed by board resolutions. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) is given notice by the majority of other directors (not being less than two in number) to vacate office; (v) is found by a court or competent institution to be of unsound mind; or (vi) is removed from office pursuant to any other provisions of our Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our articles of association, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of 50% of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class present in person or by proxy.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Amended and Restated Memorandum and Articles of Association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital (Item 10.B.10 of Form 20-F)

We may from time to time by an ordinary resolution of our shareholders:

●	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

●	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

●	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

●	subdivide our existing shares, or any of them, into shares of a smaller amount than that fixed by the memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled, or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce its share capital in any manner authorized by the Companies Act.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.